Rule 17g-1 Bonding of Officers and Employees of
              Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond:



J.P. Morgan Series Trust II		$  900,000
JPMorgan Institutional Trust		$2,100,000
Pacholder High Yield Fund, Inc.	        $  600,000


The premium covering the period from December 17, 2008 to December 17, 2009 has been paid.